As filed with the Securities and Exchange Commission on August 6, 2026.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NACCO INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	34-1505819
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

22901 Millcreek Blvd, Suite 600, Cleveland, Ohio	44122
(Address of Principal Executive Offices)	(Zip Code)

NACCO Industries, Inc.'s Amended and Restated Executive Long-Term Incentive Compensation Plan (Full title of the plan)
John D. Neumann, Esq.
Senior Vice President, General Counsel and Secretary
NACCO Industries, Inc.
22901 Millcreek Blvd, Suite 600
Cleveland, Ohio 44122
(440) 229-5151
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	☒
Non-accelerated filer	Smaller reporting company	☒
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 (the “Registration Statement”) incorporates by reference the contents of the Registration Statement on Form S-8 (Registration No. 333-139268) filed by NACCO Industries, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) on December 12, 2006, the Registration Statement on Form S-8 (Registration No. 333-166944) filed by the Registrant with the Commission on May 19, 2010, the Registration Statement on Form S-8 (Registration No. 333-217862) filed by the Registrant with the Commission on May 10, 2017, the Registration Statement on Form S-8 (Registration No. 333-231316) filed by the Registrant with the Commission on May 9, 2019, the Registration Statement on Form S-8 (Registration No. 333-256443) filed by the Registrant with the Commission on May 24, 2021 and the Registration Statement on Form S-8 (Registration No. 333-277013) filed by the Registrant with the Commission on February 12, 2024, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein or therein. This Registration Statement is filed for the purpose of registering an additional 407,720 shares (the “New Shares”) of Class A Common Stock, par value $1.00 per share (“Class A Common Stock”) under the Registrant’s Amended and Restated Executive Long-Term Incentive Compensation Plan (as amended or amended and restated to date, the “Plan”), such that, when the New Shares are added to the number of shares of Class A Common Stock previously registered under the Securities Act of 1933, as amended (the “Securities Act”) and remaining available under the Plan as of March 1, 2026, the total equals as of March 1, 2026 800,000 shares of Class A Common Stock registered under the Securities Act and available for issuance under the Plan. The Plan is an amendment and restatement, effective March 1, 2026, of the Registrant’s Amended and Restated Executive Long-Term Incentive Compensation Plan, itself previously amended and restated, for which the previously filed registration statements on Form S-8 identified above are effective.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.Incorporation of Documents by Reference.
The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The following documents filed with the Commission by the Registrant pursuant to the Exchange Act are hereby incorporated by reference into this Registration Statement:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (Commission File No. 001-09172), filed with the Commission on March 4, 2026;
(b)The Registrant’s Quarterly Reports on Form 10-Q (Commission File No. 001-09172), filed with the Commission on May 5, 2026 for the quarter ended March 31, 2026 and August 5, 2026 for the quarter ended June 30, 2026;

(c)The Registrant’s Current Reports on Form 8-K (Commission File No. 001-09172), filed with the Commission on May 18, 2026;

(d)The description of the Class A Common Stock contained in Exhibit 4.6 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2019 (Commission File No. 001-09172), as filed with the Commission on March 4, 2020, as amended by any subsequently filed amendments and reports updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. The Registrant will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K unless, and except to the extent, specified in such reports.
Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Bylaws provide in Article VI that the Registrant will indemnify its directors, officers and employees and each person who is or was serving at the request of the Registrant as a director, officer, employee or agent, or as an administrator or fiduciary with respect to any employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted or required by the General Corporation Law of the Statement of Delaware (the “DGCL”).

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those set forth in the paragraph above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith (subject to the specific terms and conditions of Section 145(c)(1) and (2) of the DGCL); that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145; that expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

The Registrant maintains insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which may be in addition to those described in the Registrant’s bylaws.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of the Registrant is incorporated herein by reference to Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992, Commission File Number 1-9172.

4.2
Certificate of Amendment of the Restated Certificate of Incorporation of the Company, dated July 23, 2024, is incorporated herein by reference to Exhibit 3(ii) to the Company's Quarterly Report on Form 10-Q, filed by the Company on July 31, 2024, Commission File Number 1-9172.

4.3
Amended and Restated Bylaws of the Registrant are incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on December 18, 2014, Commission File Number 1-9172.

4.4
Amended and Restated Stockholders’ Agreement, dated as of September 29, 2017, amongst the signatories thereto, NACCO Industries, Inc., as depository, and NACCO Industries, Inc. is incorporated herein by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed on October 5, 2017, Commission File Number 1-9172.

4.5
Amendment to Amended and Restated Stockholders’ Agreement, dated as of February 14, 2019, amongst the signatories thereto, NACCO Industries, Inc., as depository, and NACCO Industries, Inc. is incorporated herein by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 10-K, filed on March 6, 2019, Commission File Number 1-9172.

4.6
Second Amendment to Amended and Restated Stockholders' Agreement, dated as of February 12, 2021, by and among the Depository, NACCO Industries, Inc., the new Participating Stockholders identified on the signature pages thereto and the Participating Stockholders under the Amended and Restated Stockholders' Agreement, dated as of September 29, 2017, as amended, is incorporated by reference to Exhibit 99.60 of the Company's General statement of acquisition of beneficial ownership on Form SC 13D, filed on February 12, 2021, Commission File Number 1-9172.

4.7
Third Amendment to Amended and Restated Stockholders' Agreement, dated as of February 11, 2022, by and among the Depository, NACCO Industries, Inc., the new Participating Stockholders identified on the signature pages thereto and the Participating Stockholders under the Amended and Restated Stockholders' Agreement, dated as of September 29, 2017, as amended, is incorporated by reference to Exhibit 99.62 of the Company's General statement of acquisition of beneficial ownership on Form SC 13D, filed on February 11, 2022, Commission File Number 1-9172.

4.8
Fourth Amendment to Amended and Restated Stockholders' Agreement, dated as of February 10, 2023, by and among the Depository, NACCO Industries, Inc., the new Participating Stockholders identified on the signature pages thereto and the Participating Stockholders under the Amended and Restated Stockholders' Agreement, dated as of September 29, 2017, as amended, is incorporated by reference to Exhibit 99.67 of the Company's General statement of acquisition of beneficial ownership on Form SC 13D, filed on February 10, 2023, Commission File Number 1-9172.

4.9
Fifth Amendment to Amended and Restated Stockholders' Agreement, dated as of February 9, 2024, by and among the Depository, NACCO Industries, Inc., the new Participating Stockholders identified on the signature pages thereto and the Participating Stockholders under the Amended and Restated Stockholders' Agreement, dated as of September 29, 2017, as amended, is incorporated by reference to Exhibit 99.69 of the Company's General statement of acquisition of beneficial ownership on Form SC 13D, filed on February 12, 2024, Commission File Number 1-9172

4.10
Sixth Amendment to Amended and Restated Stockholders’ Agreement, dated as of December 16, 2024, by and among the Depository, NACCO Industries, Inc., the new Participating Stockholders identified on the signature pages thereto and the Participating Stockholders under the Amended and Restated Stockholders' Agreement, dated as of September 29, 2017, as amended, is incorporated by reference to Exhibit 99.71 of the Company's General statement of acquisition of beneficial ownership on Form SC 13D, filed on December 17, 2024, Commission File Number 1-9172.

4.11	Description of Securities is incorporated herein by reference to Exhibit 4.6 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Commission File Number 1-9172.

4.12
NACCO Industries, Inc.'s Amended and Restated Executive Long-Term Incentive Compensation Plan (effective March 1, 2026) is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on May 18, 2026, Commission File Number 1-9172.

23.1	Consent of Ernst & Young LLP.

24.1	Power of Attorney.

107	Filing Fee Table.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on August 6, 2026.
NACCO INDUSTRIES, INC.
By: /s/ Matthew J. Dilluvio
Matthew J. Dilluvio, Esq.
Vice President, Associate General Counsel & Assistant Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

*
Dated: August 6, 2026	J.C. Butler, Jr. President, Chief Executive Officer and Director (Principal Executive Officer)
*
Dated: August 6, 2026	Elizabeth I. Loveman Senior Vice President and Controller (Principal Financial and Accounting Officer)
*
Dated: August 6, 2026	John S. Dalrymple, III Director
*
Dated: August 6, 2026	John P. Jumper Director
*
Dated: August 6, 2026	Dennis W. LaBarre Director
*
Dated: August 6, 2026	W. Paul McDonald Director
*
Dated: August 6, 2026	Michael S. Miller Director
*
Dated: August 6, 2026	Alfred M. Rankin, Jr. Director
*
Dated: August 6, 2026	Matthew M. Rankin Director
*
Dated: August 6, 2026	Valerie Gentile Sachs Director
*
Dated: August 6, 2026	Robert S. Shapard Director
*
Dated: August 6, 2026	Britton T. Taplin Director
*    This Registration Statement has been signed on behalf of the above officers and directors by Matthew J. Dilluvio, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

By:	/s/ Matthew J. Dilluvio
Dated: August 6, 2026	Matthew J. Dilluvio, Esq. Attorney-in-fact